Exhibit 99.2

JEFFERSON ELECTRIC, INC. AND AFFILIATES
COMBINED INTERIM BALANCE SHEETS (UNAUDITED)

	March 31, 2010	December 31, 2009
ASSETS

Current Assets
Cash and Cash Equivalents	8,976	121,610
Accounts Receivable - Trade, net	1,882,072	2,107,270
Inventories, net	1,874,793	2,145,558
Prepaid Expenses and Other	172,271	157,525

Total Current Assets	3,938,113	4,531,963

Property and Equipment
Leasehold Improvements	194,775	194,775
Machinery and Equipment	2,493,545	2,493,545
Office Equipment, Furniture and Fixtures	264,513	264,513

Total Property and Equipment	2,952,833	2,952,833

Less - Accumulated Depreciation	1,853,156	1,751,906

Net Property and Equipment	1,099,677	1,200,927

Goodwill	384,827	384,827

Other	48,236	48,236

TOTAL ASSETS	5,470,853	6,165,953

LIABILITIES & EQUITY

Current Liabilities
Cash Overdraft	-	-
Current Portion of Debt	5,047,884	4,883,478
Accounts Payable	3,377,223	3,373,440
Accrued Liabilities	966,694	1,023,359

Total Current Liabilities	9,391,801	9,280,277

DEBT, less current portion	2,693,745	3,063,509

EQUITY (DEFICIT)	(6,614,693)	(6,177,833)

TOTAL LIABILITIES & EQUITY	5,470,853	6,165,953

The accompanying notes are an integral part of these statements.

JEFFERSON ELECTRIC, INC. AND AFFILIATES
COMBINED INTERIM STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31, 2010	March 31, 2009

Sales - Net	4,440,731	4,810,339

Cost of Sales	3,729,309	3,923,695

Gross Profit	711,422	886,644

Selling Expenses	562,707	774,306
Administrative Expenses	364,754	308,653

Income (Loss) from Operations	(216,039)	(196,315)

Other (Income) Expense
Interest (Expense) / Income	(155,027)	(125,089)
Transaction and Bank Expenses (Note 5)	(65,400)	-
Other (Expense) / Income	(394)	49,710

Net Income / (Loss)	(436,860)	(271,694)

The accompanying notes are an integral part of these statements.

JEFFERSON ELECTRIC, INC AND AFFILIATES

COMBINED INTERIM STATEMENTS OF EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2010 (UNAUDITED)

	Jefferson Electric, Inc. common stock	TDK Holdings, LTD common stock	Jefferson Electric, Inc. additional paid in capital	Jefferson Electric, Inc. treasury stock	Retained earnings	Totals

BALANCES, DECEMBER 31, 2009	$6,885	$100	$94,915	$(4,117,917)	$(2,161,816)	$(6,177,833)
Net loss					(436,860)	(436,860)
BALANCES, MARCH 31, 2010	$6,885	$100	$94,915	$(4,117,917)	$(2,598,676)	$(6,614,693)

The accompanying notes are an integral part of these statements.

JEFFERSON ELECTRIC, INC. AND AFFILIATES
COMBINED INTERIM STATEMENT OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31, 2010	March 31, 2009

Net Income	(436,860)	(271,694)

Add back: Non-Cash Items
Depreciation	101,250	112,200

Changes in Working Capital
Accounts Receivable - Trade	225,198	951,263
Inventory	270,765	91,094
Prepaid Expenses	(14,746)	(60,290)
Accounts Payable - Trade	3,783	(398,751)
Accrued Liabilities	(56,665)	(111,818)

Cash Flow From Operations	92,724	312,004

Investing Activities
Fixed Assets - Original Cost	(0)	(28,758)

Cash Flow from Investing Activities	(0)	(28,758)

Financing Activities
Net Borrowings (Payments) on Revolving Credit Line	(50,316)	40,376
Principal Payments on Debt	(155,042)	(142,916)

Cash Flow From Financing Activities	(205,358)	(102,540)

Total Cash Flows	(112,634)	180,706

Cash Balance - Beginning of Period	121,610	(76,193)

Cash Balance - End of Period	8,976	104,513

Additonal Informaiton
Interest Paid	156,000	124,000

The accompanying notes are an integral part of these statements.

JEFFERSON ELECTRIC, INC. AND AFFILIATES

Notes To Combined Financial Statements
Three Months Ended March 31, 2010

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business - Jefferson Electric, Inc (JEI) is a manufacturer of dry type transformers.  JEI sells its products to distributors and manufacturers located nationwide.  The company generated 33% of its net sales from one major customer during the period.  Accounts receivable from this customer were $86,000 as of March 31, 2010.

Basis of presentation – The accompanying combined financial statements include the accounts of JEI and its affiliates, which are as follows.

TDK Holdings, Ltd. (TDK), which was formed in November 2009 to hire and supply certain management employees for JEI.

Nexus Custom Magnetics, LLC (Nexus), a wholly-owned subsidiary of JEI as of April 2008.

Nexus Magneticos de Mexico, S. de R.L. de C.V. (Nexus Mexico), a Mexican-based entity that is a 99% owned subsidiary of Nexus.  The remaining 1% minority interest has not been recorded in the financial statements due to its insignificance.

The companies are collectively known as “Jefferson”.  All balances and transactions between the companies are eliminated in combination.

Accounting estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.

Cash – JEI maintains its cash, as well as its revolving credit line and term loan at a financial institution in Wisconsin.  The Federal Deposit Insurance Corporation (FDIC) provides limited insurance on cash deposits.  At times, JEI’s cash deposits may exceed the FDIC insurance limit: however, JEI does not expect to experience any losses on its cash deposits.  Nexus Mexico maintains its cash at a financial institution in Mexico.

Foreign currency – The functional currency of Nexus Mexico is the U.S. dollar, however its operating accounts are maintained in Mexican pesos.  All balances maintained in Mexican pesos have been translated to U.S. dollars as of March 31, 2010.  Net foreign currency transaction losses resulting from the translations were $2,000 for the period, and have been included in Jefferson’s determination of net income (loss) on the accompanying combined statements of income.

Accounts receivable – trade consists of the following.

	March 31, 2010	December 31, 2009

Accounts receivable – trade, gross	$1,998,884	$2,233,569
Less:
Allowance for doubtful accounts	64,183	67,000
Allowance for cash discounts	4,000	4,000
Allowance for returns/credit memos	48,629	55,299
Accounts receivable – trade, net	$1,882,072	$2,107,270

Jefferson extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts.  Jefferson establishes receivable allowances based on a number of factors, including its loss history.

Inventories – Inventories are stated at cost using the first-in, first-out method which is not in excess of market.  Market is generally defined as net realizable value.

Inventories are set forth below.

	March 31, 2010	December 31, 2009

Raw materials	$749,559	$1,464,501
Work in process	144,464	553,695
Finished goods	1,531,197	3,511,561
	2,429,220	5,529,757
Less – obsolescence reserve	554,427	214,628
Inventories, net	$1,874,793	$5,315,129

Jefferson determines its obsolescence reserve by considering a number of factors, including age of the inventory and various usage tests.

Depreciation – Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets.

Leasehold improvements	5-7 years
Machinery and equipment	5-20 years
Office equipment, furniture and fixtures	5-10 years

Long-lived assets – Jefferson annually considers whether indicators of impairment of long-lived assets held for use are present.  If such indicators are present, Jefferson determines whether the sum of the estimated undiscounted future cash flow attributable to such assets is less than their carrying amounts, and if so, Jefferson would recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value.  Management has determined that no such impairment was present as of March 31, 2010.

Goodwill – Goodwill is tested annually for impairment.  After estimating the value of the goodwill using standard valuation techniques and comparing that value to the carrying cost, the company determined that there was no impairment of goodwill as of March 31, 2010.

Revenue recognition – Sales and related cost of sales are generally recognized as finished products are shipped to customers.  Sales are presented net of any sales taxes.

Shipping and handling fees and costs – Jefferson nets shipping and handling revenues and costs in selling expenses.  Shipping and handling revenues were $42,000 during the period.  Shipping and handling costs were $220,000 during the period.

Warranty obligations – Jefferson accrues an estimate of its exposure to warranty claims based on both current and historical product sales data and warranty costs incurred.  The majority of Jefferson’s products carry between a one and two year warranty.  The adequacy of the warranty liability is assessed at least annually and is included in accrued liabilities in the accompanying combined balance sheets.  The warranty liability was $64,000 as of March 31, 2010.

Income taxes – By unanimous consent of its shareholder, JEI elected S Corporation status under the provisions of the Internal Revenue Code.  Under those provisions and most state laws, JEI generally does not pay federal or state income taxes on its taxable income.  As an S Corporation, any taxable income or loss of JEI will be includable in the individual income tax returns of the shareholder.

Per terms of certain loan agreements, JEI is limited to paying distributions sufficient to allow the shareholder to pay personal income taxes attributable to the earnings of the companies.  With few exceptions, JEI is no longer subject to federal income tax examinations by tax authorities for years before 2006 and state income tax examinations for years before 2005.

Nexus Mexico pays income taxes in Mexico.  JEI receives a credit which would be passed through to its shareholder for any income taxes paid by Nexus Mexico.

2.	REVOLVING CREDIT LINE AND LONG-TERM DEBT

	March 31, 2010	December 31, 2009

Revolving credit line – due April 2010,	$4,197,516	$4,247,832
Interest at 8%
Term loan – monthly payments of $72,024
Including interest at 7.27% through October
2011, balloon payment due October 2011	3,505,442	3,655,933
Other Debt	38,671	43,222
	$7,741,629	$7,946,987

During 2009, Jefferson was in violation of various covenants contained in its agreement with the bank.  As a result, Jefferson and the bank entered into a forbearance agreement through April 2010. The maximum amount available on the revolving credit line is $5,000,000 and the line expires April 2010.

The forbearance agreement required Jefferson to provide the bank a copy of a letter of intent from an equity investor satisfactory to the bank by December 31, 2009 reflecting an intent to invest at least $3,000,000 in Jefferson.  This condition was satisfied in December 2009 (see Note 5).  The transaction is required to be closed and the funding received by April 30, 2010.

As a result of the letter of intent received, subsequent to December 31, 2009 Jefferson received a commitment letter from its bank which would extend the terms of its financing through October 2011 if the pending transaction closes.  The maximum amount available on the revolving credit line would be $5,000,000 and interest on the revolving credit line would be the greater of 6.5% or the banks reference rate (prime) plus 2.5%.

The revolving credit line and term loan are secured by substantially all assets of Jefferson, the unlimited personal guaranty of the shareholder and the assignment of $4,000,000 in life insurance policies.

Borrowings on the revolving credit line are limited to certain percentages of accounts receivable and inventories located in the United States.  Under the forbearance agreement, Jefferson also has the ability to borrow up to $700,000 on inventories located in Mexico.  Draws on the $700,000 foreign inventory portion of the line become due immediately upon the occurrence of certain events as defined in the agreement.

The related loan agreement restricts or limits, among other things, additional indebtedness, capital expenditures, distributions, acquisitions, and investments, disposition of assets and changes in ownership.  In addition, Jefferson must maintain certain financial covenants. Jefferson continues to be in violation of several bank covenants as of March 31, 2010.

The expected maturities of debt based on the anticipated refinancing as of March 31, 2010 are set forth below:

2011	$5,048,000
2012	2,681,000
2013	10,000
2014	3,000

3.	OPERATING LEASES

JEI leases office, warehouse and manufacturing facilities under operating leases expiring at various dates through September 2013.  Under the warehouse and manufacturing facility lease agreements, JEI is generally responsible for all operating expenses, including, but not limited to, real estate taxes, utilities and insurance.  Per the terms of the office lease agreement, the company is responsible for utilities and insurance.  JEI also leases various equipment and software.

During 2009, JEI closed down its Brownsville, Texas manufacturing facility and moved all manufacturing operations to its Reynosa, Mexico facility.  Later in 2009, JEI entered into an agreement to sublease the Brownsville facility to an unrelated party under the same terms as JEI’s lease.  Future lease payments on the Brownsville facility have been excluded from the schedule of future minimum rental payments below because of the sublease.

Total rent expense was $122,440 for the three month period ended March 31, 2010.  Future minimum rental payments required, exclusive of inflation escalators, are presented below.

9 months ended 12-31-10	$364,000
Year ended 12-31-11	473,000
Year ended 12-31-12	471,000
Year ended 12-31-13	147,000

4.	EMPLOYEE’S SAVINGS PLAN

JEI and TDK have a salary deferral 401(k) plan covering substantially all employees.  JEI and TDK may make matching and profit sharing contributions as determined by the boards of directors.  Total employer contributions were $21,000 for the period.

5.	SUBSEQUENT EVENT AND FUTURE OPERATIONS

In December 2009, the sole shareholder of JEI signed a non-binding letter of intent to sell all of the outstanding shares of JEI to an affiliate of Pioneer Power Solutions, Inc. (Pioneer) by April 30, 2010.  The letter of intent was contingent on Jefferson extending the terms of its financing arrangements with its bank lender.

During the three months ended March 31, 2010, JEI incurred expenses directly related to its efforts to secure additional equity and to obtain the bank agreement, including legal fees and bank charges, of $65,400, which have been included in other expense on the accompanying combined statement of income.

On April 30, 2010, the transaction contemplated by the non-binding letter of intent signed in December 2009 was closed. Upon consummation of the merger, all of the equity interests of the sole shareholder of JEI issued and outstanding were cancelled and converted into the right to receive an aggregate of 486,275 common shares of Pioneer.

Pioneer advanced $3,000,000 to the successor corporation of JEI which was incorporated for the purpose of the merger, which was utilized to partially repay the principal amount outstanding under JEI’s revolving credit facility with its bank and to partially repay the principal amount outstanding under Jefferson’s term loan facility.